Exhibit 99.1

Chiasma Provides Corporate Update and Reports Second Quarter 2016 Results

Conference Call at 5:00 p.m. ET Today

WALTHAM, Mass., August 10, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today provided a corporate update and reported financial results for the second quarter ended June 30, 2016.

“Chiasma continues to believe in the potential of Mycapssa® (octreotide) capsules to help many patients with acromegaly, a rare and debilitating disease,” said Mark Leuchtenberger, president and chief executive officer of Chiasma. “We are enrolling new patients in our MPOWERED™ Phase 3 trial, which we initiated in March 2016, to support a potential Marketing Authorization Application in Europe. In addition, following our review of the Complete Response Letter (CRL) in April 2016 and subsequent correspondence with the U.S. Food and Drug Administration (FDA), including the End of Review meeting, we are exploring various potential paths forward, including whether we can address the FDA’s concerns through the submission of additional analyses or data or other means. We plan to continue our discussions with the FDA to enable our executive team and Board to chart the most prudent path forward for Chiasma and its shareholders. We also plan to continue our evaluation of business priorities and additional opportunities for cost savings.”

FDA Update

As previously announced, Chiasma received a CRL from the FDA on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa. During the second quarter, the company participated in an End of Review Meeting with the FDA to discuss the concerns the Agency raised in the CRL and subsequently received the FDA’s minutes from that meeting. The FDA reiterated its view that Chiasma had not provided substantial evidence of efficacy to warrant approval of Mycapssa, as well as its strong recommendation that the company conduct a randomized, double-blind and controlled trial that enrolls patients from the United States and is of sufficiently long duration to ensure that control of disease activity is stable at the time point selected for the primary efficacy assessment. In the End of Review Meeting minutes, the FDA also introduced the concept that some of its concerns could potentially be addressed through a placebo controlled design.

Chiasma acknowledges this feedback, and the company continues to evaluate various potential paths forward. While the FDA has indicated that it would be open to considering alternative plans to address its concerns, it also stated that it considers pathways alternative to its recommendations to be less ideal and ultimately more risky to the company’s efforts to secure approval of its NDA for Mycapssa.

Second Quarter 2016 Financial Results

•	Marketing, G&A Expenses: Marketing, general and administrative expenses were $5.4 million for the quarter ended June 30, 2016, compared to $3.4 million for the same period of 2015. The increase was largely due to greater compensation-related expenses associated with the company’s expanded U.S. office as well as increased professional and consulting fees associated with being a public company.

•	R&D Expenses: Research and development expenses were $14.8 million for the quarter ended June 30, 2016, compared to $4.2 million for the same period of 2015. Approximately $7.4 million of this increase was attributable to contractually obligated purchases of active pharmaceutical ingredient (API) that had been ordered in anticipation of FDA approval of Mycapssa, which did not occur on the Prescription Drug User Fee Act (PDUFA) date of April 15, 2016. These purchases and the contractual financial penalty described below have released Chiasma of its contractual commercial API purchase commitments. The remainder of the year-over-year increase in R&D expenses was primarily due to the company’s ongoing MPOWERED™ trial, activities associated with manufacturing process validation, and greater salaries and related expenses due to the hiring of research and development employees.

•	Restructuring Charges: Chiasma recorded a restructuring charge of approximately $6.5 million for the quarter ended June 30, 2016. Approximately $1.8 million of this total was attributable to the restructuring plan that was announced in June 2016. Additionally, the company incurred approximately $4.7 million in cash penalty payments related to the indefinite suspension of commercial API production commitments and certain manufacturing services. These payments fulfill Chiasma’s contractual commercial supply chain obligations that were entered into prior to the company’s PDUFA date.

•	Net Loss: For the quarter ended June 30, 2016, Chiasma’s net loss attributable to common stockholders was ($26.7) million, or ($1.10) per basic share, which includes approximately $13.9 million in aforementioned charges for API purchases and restructuring. This compares to a net loss of ($8.0) million, or ($50.36) per basic share, for the same period of 2015. The basic share amounts outstanding for the quarter ended June 30, 2016 included the common stock that was issued upon conversion of Chiasma’s redeemable preferred stock in connection with the company’s July 2015 initial public offering (IPO). Redeemable preferred stock outstanding was excluded from this calculation in periods before the IPO.

•	Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2016 were $115.6 million, compared to $134.3 million as of March 31, 2016, primarily reflecting the company’s second-quarter operating expenditures before restructuring charges. Based on the company’s current analysis and staffing level, Chiasma estimates that its existing balance of cash, cash equivalents and marketable securities is sufficient to fund its operations at least through the end of 2017. Chiasma is currently revisiting all areas of investment and resources to potentially enable further reductions of its expenses and an extension of its cash runway.

Conference Call Reminder

At 5:00 p.m. Eastern Time today, Chiasma will host a conference call to discuss its second-quarter results and other business updates. Investors can access a live and archived webcast of this call via the News & Investors section of the company’s website, www.ChiasmaPharma.com. Individuals may also participate in the live call via telephone by dialing (844) 883-3894 (domestic) or (412) 317-9250 (international) and may access a teleconference replay for one week by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using confirmation code 10088352.

About Chiasma

Chiasma is dedicated to improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases, using its Transient Permeability Enhancer (TPE®) technology platform. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa®”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa in the United States. Chiasma is headquartered in the United States with a wholly-owned subsidiary in Israel. Mycapssa, TPE and MPOWERED are trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s plans to continue the MPOWERED Phase 3 trial and its other potential product development activities, the company’s plans to engage with the FDA regarding development pathways for Mycapssa, the company’s ability to recognize additional cost savings and its expectation that its existing balance of cash, cash equivalents and marketable securities will be sufficient to fund its operations at least through the end of 2017. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation in the CRL to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with Chiasma pursuing a development pathway other than the path strongly recommended by the FDA; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and any uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (SEC) on March 17, 2016, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with SEC on May 12, 2016 and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	For the three months ended		For the six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Operating expenses:
Marketing, general and administrative	$5,392	$3,437	$15,386	$5,368
Research and development	14,779	4,158	22,005	6,377
Restructuring charges	6,537	—	6,537	—
Total operating expenses	26,708	7,595	43,928	11,745
Loss from operations	(26,708)	(7,595)	(43,928)	(11,745)
Other expense (income), net	(121)	109	(250)	198
Loss before provision for income taxes	(26,587)	(7,704)	(43,678)	(11,943)
Provision for income taxes	76	69	165	74
Net loss	(26,663)	(7,773)	(43,843)	(12,017)
Accretion of redeemable convertible preferred stock	—	(189)	—	(287)
Net loss attributable to common stockholders	$(26,663)	$(7,962)	$(43,843)	$(12,304)
Earnings per share attributable to common stockholders
Basic	$(1.10)	$(50.36)	$(1.81)	$(106.79)
Diluted	$(1.10)	$(50.36)	$(1.81)	$(106.79)
Weighted-average shares outstanding:
Basic	24,321,069	158,104	24,279,580	115,213
Diluted	24,321,069	158,104	24,279,580	115,213

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$30,483	$41,039
Marketable securities	85,147	107,715
Prepaid expenses and other current assets	2,491	2,331
Property and equipment, net	2,601	676
Other assets	1,507	1,347
Total assets	$122,229	$153,108
Accounts payable	$5,081	$157
Accrued expenses	9,831	4,657
Other current liabilities	1,812	1,700
Long-term liabilities	3,711	3,778
Total liabilities	20,435	10,292
Total stockholders’ equity	101,794	142,816
Total liabilities and stockholders’ equity	$122,229	$153,108

Contact:

Media:

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com

Investors:

Jason Fredette

Chiasma, Inc.

(617) 928-5306

Jason.Fredette@ChiasmaPharma.com